Exhibit 99.1

MATERIAL SCIENCES CORPORATION

TO CREATE A TECHNICAL CENTER IN THE DETROIT AREA

ELK GROVE VILLAGE, IL, May 14, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced that the board of directors approved the addition of a state-of-the-art technical center in the Detroit, Michigan area to support the sales and marketing of MSC’s noise and vibration and thermal management products.

“The technical center will enable the Engineered Materials and Solutions Group (EMS) to provide comprehensive noise, vibration and thermal solutions to its automotive, consumer, industrial and electronic customers,” said Clifford D. Nastas, EMS vice president and general manager. “The facility will allow MSC to perform a full range of testing and predictive analysis for its automotive customers at both the full vehicle and subsystem levels, including body panels, brake systems, powertrain components and complete acoustical packages.”

Ronald L. Stewart, president and chief executive officer, said “Over the next two years, the company will commit to an $11.1 million investment in recognition of the rapid market acceptance of MSC’s Quiet Steel®, Sound Trap™ and NRG Damp™ products. The facility will give MSC the capability to work directly with OEM customers to validate, on a timely basis, the cost effective performance of our products versus alternative technologies, which should further accelerate our market penetration.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s Small Cap 600 Index and the Russell 2000 Index.

News Release

May 14, 2004

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors (including changes in industry capacity); acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel) by customers in North America and Europe; proceeds and costs associated with the potential sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company; continuation of current interest rates; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at

www.matsci.com and www.frbinc.com.